Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CE3, Inc.	Silverback Therapeutics

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT is made and entered into as of January 21, 2020 (the “Effective Date”) by and between CE3 INC. having a principal place of business at 246 Goose Lane, Suite 202, Guilford, CT, USA (“CE3”) and Silverback Therapeutics, Inc., having a principal place of business at 500 Fairview Ave N, #600, Seattle WA 98109 (“Sponsor”). The term “CE3” includes CE3, Inc., its affiliates, and authorized agents. The term “Sponsor” includes Silverback Therapeutics, Inc. and its authorized agents.

The parties hereby agree as follows:

1.	SERVICES

1.1

CE3 will perform for Sponsor from time to time as mutually agreed upon by the parties in Project Specification Orders (“PSO”), certain research and/or administrative services in connection with clinical trials sponsored by Sponsor (“Study” or “Studies”) and general clinical research activities including, without limitation, trial management, site identification and selection, site monitoring/management, project management, data collection, statistical programming or analysis, quality assurance auditing, scientific and medical communications, regulatory affairs consulting and submissions, strategic consulting and/or other related services (“Services”).

1.2

Each PSO will set forth the terms and conditions of the particular Services, including a description of the specific work to be performed, target completion dates, a budget and schedule of payments (“Project”), and will be separately executed by authorized representatives of CE3 and Sponsor. A sample PSO is attached hereto as Exhibit A. In the event there is any material change in the scope of Services set forth in a PSO, or if the Project is delayed for reasons beyond the control of the parties, the parties will agree in writing to such changes and shall cooperate with each other in good faith in reaching agreement with respect to any corresponding increase or decrease in the PSO budget, and associated changes in the schedule of payments, Project schedule or other items associated with the PSO. All such changes will be documented in a Change Order, or series of Change Orders, to be numbered sequentially and each of which must be signed by duly authorized officers of both parties.

1.3

No Services pursuant to this Agreement will commence until a PSO has been executed by both of the parties, or otherwise agreed to in writing. The terms of this Agreement will be made a part of and incorporated by reference into each PSO and each PSO is hereby made a part of and incorporated into this Agreement. In the event of a conflict between the terms of this Agreement and a PSO, the terms of this Agreement will govern, unless otherwise specifically agreed in the applicable PSO.

1.4

Each PSO will, to the extent necessary, contain a statement of transfer of Sponsor obligations pursuant to 21 CFR 312.52. CE3 will use reasonable commercial efforts to perform all transferred obligations.

1.5	In the event CE3 is required pursuant to a PSO to conduct or monitor a Study, CE3 will obtain any necessary prior approval and ongoing review as required by:

1.5.1

any appropriate and necessary review authorities, including without limitation, any applicable institutional review board that is properly constituted in accordance with applicable national, state and local laws and standards to act as a human subjects research review board (“IRB”); and

1.5.2	all international, national, state and local laws and regulations.

1.6

CE3 will collect documentation of training provided to investigators conducting studies on behalf of Sponsor (the “Investigators”) related to each Investigator’s performance of services and transferred obligations in conformance with Study protocols and with generally accepted standards of good clinical practice according to current Good Clinical Practices, ICH Guidelines, and all other laws, rules, regulations or guidelines applicable to the performance of services. CE3 is not responsible for Investigator negligence or willful misconduct.

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1.7

Subject to any contrary requirements in section 1.6 above, CE3 will use reasonable commercial efforts to perform all Services and transferred obligations in accordance with the specifications and timelines set forth in PSOs, or in Project plans, templates and requirements documents referenced in PSOs, or in any modifications thereto or reasonable additional requirements of which Sponsor may notify CE3.

1.8

Subject to the requirements of sections 1.6, and 1.7 above, and unless otherwise stipulated in the applicable PSO, CE3 will provide Services in conformance with CE3’s Standard Operating Procedures and with the Study protocol, all relevant regulations and rules of the FDA or other governmental requirements, and with current good clinical practice.

1.9

CE3 agrees to provide all reasonable personnel, facilities, and resources, as required, to accomplish its responsibilities under any PSO. Sponsor may provide equipment to CE3, as more fully specified in the applicable PSO, including without limitation computer equipment and/or one or more software programs, for use in connection with a Study or Project (“Equipment”). Upon completion or termination of any PSO (except to the extent otherwise authorized by Sponsor in writing), or upon written request of Sponsor, the Equipment, all associated peripheral equipment (including CDs and other storage media), and all software and data will be promptly returned to Sponsor, at Sponsor’s expense. No duplicates of any software provided to CE3 may be retained by CE3.

1.10

CE3 will not modify or alter a Study protocol without the specific written authorization and approval of Sponsor or its designee. In the event CE3 is required pursuant to a PSO to perform and/or monitor a Study, CE3 will instruct Investigators and Study sites that Study protocols may not be modified or altered without the specific written authorization and approval of Sponsor or its designee, will monitor to verify that such Investigators and Study sites do not so modify or alter the protocols, and will report immediately to Sponsor any such modification or alteration by Investigators and Study sites. PROVIDED HOWEVER, IN THE EVENT CE3 FINDS IT NECESSARY TO MAKE CHANGES TO THE STUDY PROTOCOL TO PROTECT AGAINST AN IMMEDIATE THREAT TO SAFETY OR HEALTH OF THE PATIENTS/VOLUNTEERS, CE3 MAY DO SO AND SHALL REPORT IMMEDIATELY TO SPONSOR ANY SUCH MODIFICATION OR ALTERATION AND THE REASON(S) FOR MAKING SUCH MODIFICATION OR ALTERATION.

1.11

Materials and Study Drug. Study drug and other materials provided to CE3 by or on behalf of Sponsor for the conduct of a Project shall only be used in the conduct of the Project in accordance with the Study protocol and any unused study drug or materials shall, upon termination of a PSO and at Sponsor’s sole cost and expense, be returned to Sponsor or, at Sponsor’s direction, destroyed.

1.12

Clinical Trial Agreement and Informed Consent. CE3 agrees to use a standard form of Clinical Trial Agreements and Informed Consents approved by Sponsor in contracting with clinical sites and investigators to conduct each Project; provided that Sponsor and CE3 shall establish reasonable negotiation parameters which shall be used to support any negotiation thereof. All material changes in the Clinical Trial Agreements and Informed Consents which fall outside of such negotiation parameters must be prior approved by Sponsor.

2.	COMPENSATION & PAYMENT

2.1

Compensation. For performance of Services, Sponsor will pay CE3 fees (“Service Fees”), and will reimburse CE3 for reasonable and customary expenses, in the amounts and upon the terms set forth in the applicable PSO. Any change in the Service Fees or expenses set forth in a PSO will approved in writing by the Sponsor and will require the execution of a change order or amendment in accordance with the terms of this Agreement.

2.2

Payment Terms. Sponsor will pay CE3 Service Fees and expenses authorized by PSOs within [***] of receipt by Sponsor of a correct and undisputed invoice from CE3. Upon request from Sponsor and/or in accordance with Section 12 of this Agreement, CE3 will make copies of receipts for expenses, or other documentation required by Sponsor available for review. If CE3 incurs Service Fees and allowable expenses in any tradable currency other than U.S. dollars, CE3 will translate the foreign currency into U.S. dollars using the foreign exchange rate as published by The Wall Street Journal on the date of the invoice. All payments will be made by Sponsor in U.S. dollars.

***Certain Confidential Information Omitted
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2.3

Start-Up Payment. Pursuant to a PSO and subject to section 8.4 of this Agreement, Sponsor may provide a start-up payment to CE3, which is required to initiate the Study (“Start-up Payment”) provided that such provision for Start-up Payment is specified in the applicable PSO.

2.4

Delays/Study Holds. In the event of any delay or Study hold by Sponsor (other than a Force Majeure event, as defined in section 14.7 herein), CE3 shall use commercially reasonable efforts to reassign to another project personnel or contractors who were assigned to perform the Services hereunder. A delay of the Study may include, but is not limited to, delay in the provision of client materials or information, or delay in approval of documentation. In the event that such personnel or contractors cannot be reassigned to another project, Sponsor may elect to continue to pay all costs attributable to maintaining the availability of such personnel or contractors for the applicable PSO, or such personnel or contractors may be terminated. If such personnel or contractors are reassigned or terminated, CE3 cannot guarantee availability of such personnel or contractors for performance of the Services hereunder upon lifting of the delay or Study hold.

3.	CONFIDENTIALITY

The terms of the Mutual Confidentiality Agreement by and between the parties dated as of September 18, 2019 shall govern this Agreement with respect to Confidential Information, as defined in such Mutual Confidentiality Agreement, and such terms are incorporated by reference herein.

4.	PERSONAL AND PROTECTED HEALTH INFORMATION

Performance under this Agreement and/or each specific PSO may involve the exchange of certain information about individual persons including, without limitation, individually identifiable health information, employment information, insurance information, and family information (collectively, “Personal and Protected Health Information”). Personal and Protected Health Information shall be transmitted, handled, stored, maintained, used, and destroyed in a manner that will preserve its confidentiality. The parties will not use or disclose Personal and Protected Health Information received pursuant to this Agreement and/or to any PSO for any purpose other than the performance of the Services under this Agreement and/or any PSO. The obligations and restrictions set forth in this Section will survive the termination or expiration of this Agreement and/or of any PSO.

5.	HANDLING & STORAGE OF DOCUMENTATION

5.1

CE3 will take responsibility for the management and custody of all Materials and documentation related to a Study or Project undertaken pursuant to a PSO (“Documentation”), so as to avoid loss, theft, or unauthorized disclosure thereof. All documentation is Confidential Information and/or Personal and Protected Health Information subject to the terms and conditions of section 3 and (to the extent applicable) section 4 of this Agreement. CE3 will not disclose or transfer Documentation, or cause Documentation to be disclosed or transferred, to a third party without the prior written approval of Sponsor including, without limitation, data or clinical specimens collected by CE3 in the course of performing Services.

5.2

CE3 will retain and, when required pursuant to a PSO to perform and/or monitor a Study, will instruct Investigators and/or Study sites to retain the Documentation, related to a Study drug for which an IND has been filed, in conformance with applicable national and international regulations, but for no less than a period of up to [***] after regulatory approval of the marketing application for the indication for which the Study drug was tested pursuant to any PSO, or if the application is not approved or Sponsor withdraws the application, for up to [***] after such non-approval or withdrawal, unless CE3 and Sponsor mutually agree to return the Documentation to Sponsor at the completion of a Project pursuant to the terms defined in a PSO (the “Retention Period”). During the Retention Period, CE3 will make available and, when required pursuant to a PSO to perform and/or monitor a Study, will instruct Investigators and/or Study sites to make available the Documentation for inspection or copying by Sponsor or any authorized agent designated by Sponsor upon request.

***Certain Confidential Information Omitted
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5.3

After the Retention Period, CE3 will contact Sponsor to determine the disposition of the Documentation (disposal charges at Sponsor’s expense). Sponsor’s choice of disposition of the Documentation will be in writing. CE3 will not discard or destroy any Documentation without first receiving Sponsor’s written consent to do so.

6.	INTELLECTUAL PROPERTY

6.1

Inventions. The investigational drug that is the subject of a Study (the “Study Drug”) is the sole property of Sponsor. CE3 acknowledges and agrees that neither it nor its employees or agents will acquire rights of any kind whatsoever with respect to the Study Drug, including, but not limited to, methods of manufacturing the Study Drug, methods of using the Study Drug, data or information relating to FDA approval and labeling of the Study Drug. CE3 will disclose exclusively to Sponsor and to no others, any and all inventions, ideas, discoveries, copyrights or work product and all know-how related to a Study Drug, including without limitation those which constitute a modification, improvement, or new use thereof, which CE3 makes or conceives of and/or reduces to practice during the course of or as a result of performing Services hereunder (“Inventions”). CE3 hereby assigns all right, title and interest in and to such Inventions to Sponsor or its nominee and will, at Sponsor’s expense, conduct all activities reasonably requested by Sponsor to further effectuate or evidence such assignment.

6.2

Patents. CE3 acknowledges that Sponsor has the exclusive right to file patent applications in connection with Inventions. CE3 will not prevent Sponsor in any way from filing patent applications, and that the prosecution and conduct of any patent application filed by Sponsor will be under the exclusive control of Sponsor. CE3 further agrees to use reasonable efforts to assist Sponsor, at Sponsor’s cost and expense, to file, prosecute, and maintain patent applications, and to enforce any resulting patent, on such Inventions in the name of Sponsor or its nominee, and to execute and have executed any papers that Sponsor may consider necessary or helpful in such prosecution, or which may relate to any litigation or interference and/or controversy in connection therewith.

6.3

Ownership of Work Product. All reports, data, documents, protocols, specimens, clinical supplies, worksheets, technical information, product plans, regulatory plans, original works of authorship and all materials or documents created by CE3 related to any PSO (“Work Product”) will be reported to Sponsor and are its exclusive property. Sponsor will have the unrestricted right to use such Work Product consistent with applicable law. For the avoidance of doubt, such Work Product shall also be deemed to be the Confidential Information of Sponsor. When appropriate, Sponsor will obtain and maintain all appropriate third party software and hardware licenses necessary to use CE3 Work Product.

6.4

CE3 Property. Section 6.3 notwithstanding, Sponsor acknowledges that CE3 has proprietary systems, processes, tools, and other material (“Tools”) necessary to properly conduct clinical trials, consulting, and other related services. These Tools and any modification, improvement, or new use thereof are the exclusive property of CE3.

6.5

Trade Secrets. In the performance of Services under this Agreement or any PSO, neither party will disclose to nor use for the benefit of the other, any trade secrets of a third party without first obtaining the right to do so.

6.6

Right of Reference. Pursuant to 21 U.S.C. Section 355 (b), CE3 hereby grants to Sponsor, and Sponsor hereby retains, the exclusive right of reference to and use of any clinical investigation, including data or results therefrom, in support of new drug applications submitted by or on behalf of Sponsor to the United States Food and Drug Administration (“FDA”). Further, it is Sponsor’s exclusive right to grant third parties authorization to reference or use any clinical investigation, including data or results therefrom.

7.	PUBLICATIONS

CE3 will obtain the express written consent of Sponsor prior to any publication or presentation of results generated pursuant to any PSO hereunder including, without limitation, articles or reports.

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8.	TERM OF AGREEMENT

8.1

Term. Subject to section 8.2. below, this Agreement will have a term of five (5) years from the Effective Date unless extended by mutual agreement of the parties in accordance with the terms of this Agreement.

8.2	Termination.

8.2.1

Either party may terminate this Agreement or any PSO at any time upon 30 days prior written notice to the other party. Notwithstanding the foregoing, should any PSOs entered into during the period of this Agreement require CE3 to provide Services beyond the date on which this Agreement is terminated pursuant to the terms of this paragraph 8.2.1, then the terms of this Agreement will remain in effect with respect to such PSOs, until the termination date set forth in such PSO or its earlier termination pursuant to this paragraph.

8.2.2

Either party may terminate this Agreement if the other party commits a material breach of this Agreement that remains uncured for at least sixty (60) calendar days after written notice of the breach by non-breaching party. In the event CE3 is in default of any material obligation set forth in this Agreement or any PSO, which is not cured within a mutually agreed upon timeframe after receipt of written notice from Sponsor, Sponsor may, at its election, request that CE3 (i) repeat the related Services at CE3’s cost, or (ii) refund to Sponsor within sixty (60) days, amounts paid by Sponsor to CE3 for related Services; provided that such default was solely the result of CE3’s gross negligence.

8.2.3

Sponsor may terminate PSO, in whole or in part, immediately upon written notice to CE3 if either CE3 or Sponsor is unable to obtain the ongoing review and/or approvals in connection with a Study consistent with those set forth in section 1.5 of this Agreement.

8.2.4	Sponsor or CE3 may terminate this Agreement or any PSO immediately and without notice if the other party becomes insolvent or bankrupt.

8.3	Transition Upon Termination.

8.3.1

Transfer of Work Product, Equipment and Documentation. Upon the termination of this Agreement or any PSO, Sponsor will have the right to assume full control of all Studies and Projects subject to the termination. In such event, CE3 will promptly submit to Sponsor all Work Product, Equipment, and Documentation in CE3’s possession at the time of such termination or subject to its oversight responsibility pursuant to applicable PSOs.

8.3.2

Phase Down Plan. Upon the termination of this Agreement or any PSO, CE3 will proceed in an orderly fashion to terminate any outstanding commitments and to phase-down the work associated with the Services as soon as practicable, in accordance with a plan mutually agreed upon by Sponsor and CE3 (the “Phase Down Plan”).

8.4	Payments Due Upon Termination.

8.4.1

Upon the termination of this Agreement and/or any PSO (excluding CE3’s termination for convenience), and in accordance with the applicable Phase-Down Plan, Sponsor will pay CE3 for all reimbursables expenses incurred (which may include non-cancelable obligations committed before receipt of notice of termination) and Services provided through the date of notice of termination (as well as Services completed as part of the Phase Down Plan) based upon the progress of the work performed and to the extent that such expenses and Services are authorized pursuant to the PSO(s) that is(are) subject to the termination hereunder.

8.4.2

If, upon termination of this Agreement and/or any PSO, Sponsor has made prior payments to CE3 that exceed the amount owing to CE3 pursuant to any PSO that is subject to such termination, CE3 will refund the difference to Sponsor.

8.4.3	Any payment or refund hereunder will be made within sixty (60) days after the date of termination unless otherwise agreed upon by the parties in the applicable Phase-Down Plan or other writing.

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8.5	Survival of Legal Remedies. Nothing in this section 8 will limit the legal remedies of either party in the event that termination hereunder results from a breach of this Agreement by the other party.

9.	REPRESENTATION AND WARRANTY

9.1

Authorization. Each party represents and warrants that it has the right to enter into this Agreement with the other party. CE3 further represents and warrants that it is not a party to any agreement or under any condition which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, it will not enter into any agreement and/or arrangement which would in any way prevent it from providing Services pursuant to this Agreement or any PSO hereunder.

9.2

Compliance with Laws. Each party shall comply with all laws and regulations applicable to the Services, Study Drug and the Study, including, but not limited to, the applicable relations of the FDA, Good Clinical Practices, ICH Guidelines, and all other laws, rules, regulations or guidelines applicable to the performance of the Study and manufacture of the Study Drug, as well as the prohibitions on kickbacks and referrals of the Social Security Act applicable to Medicare, Medicaid and certain other government healthcare programs, the False Claims Act and equivalent state laws.

9.3

Debarment. CE3 warrants and certifies that all CE3 personnel performing Services under this Agreement are not debarred under the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 335(a) and (b) or any equivalent law or regulation of any other applicable jurisdiction. Further, CE3 will not employ any person to perform Services under this Agreement if such person is debarred by such law or the FDA. CE3 agrees to immediately disclose in writing to Sponsor if any CE3 personnel performing services under this Agreement is debarred, or if any action or investigation is pending or, to the best of CE3’s knowledge, threatened, relating to the debarment of CE3 personnel performing Services related to this Agreement.

10.	INDEMNIFICATION

10.1

Sponsor will indemnify, defend and hold harmless CE3, and its directors, officers, employees, representatives, associates, consultants, subcontractors and agents (“CE3 Indemnities”) against and from any liability, damage, loss, or expense (including, without limitation, reasonable attorney’s fees and expenses of litigation) (collectively, “Loss”) incurred by or imposed upon CE3 in connection with any Study related third party claims, suits, actions, demands or judgments (collectively, “Claim”). CE3 agrees to immediately notify Sponsor of any such Claim. Such notice will set forth all information known to CE3 relating to the Claim and will be sent pursuant to the terms of this Agreement. The failure to so notify the Sponsor shall not relieve the Sponsor of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Sponsor.

10.2

Sponsor’s obligation to indemnify CE3 will not apply to any Claim or Loss that arises to the extent arising from any willful misconduct, negligent act or omission of CE3, including without limitation failure of CE3 comply with Sponsor’s written instructions (provided such instructions comply with all relevant regulations and with generally accepted standards of good clinical practice according to current Good Clinical Practices) or the Study protocol, or failure by CE3 to comply with relevant regulations and rules of the FDA or other governmental requirements, or failure to comply with current good clinical practice.

10.3

Sponsor will have the right to fully control the defense of any Claim to which its indemnity obligation hereunder applies, including but not limited to the selection of counsel, compromise and settlement and proceedings. Sponsor will not be liable for any Claim where a compromise or settlement was made by CE3 without Sponsor’s prior written approval.

10.4

CE3 will cooperate fully with Sponsor in the defense and proceedings of any Claim, attend hearings and trials and assist in securing and giving evidence and testimony, and obtaining the attendance of necessary and proper witnesses at such hearing and trials at Sponsor’s expense.

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10.5

CE3 agrees to indemnify and hold harmless Sponsor, and its directors, officers, employees, representatives, associates, consultants, subcontractors and agents (“Sponsor Indemnitees”) against and from any third- party Claim resulting from work performed by CE3 in accordance with a PSO to the extent such Claim arises solely and directly out of (i) the negligence or willful misconduct of CE3, including without limitation failure of CE3 to comply with Sponsor’s written instructions (provided such instructions comply with all relevant regulations and with generally accepted standards of good clinical practice according to current Good Clinical Practices) or the Study protocol, (ii) any material breach of this Agreement by CE3, and (iii) CE3’s failure to comply with relevant regulations and rules of the FDA or other governmental requirements, or failure to comply with current good clinical practice, including, without limitation, amounts paid in settlement of such Claims, and agrees to bear all costs and expenses (including, without limitation, reasonable attorney’s fees), incurred in connection with the defense or settlement of any such Claim as such costs and expenses are incurred in advance of judgment.

10.6	CE3’s obligation to indemnify Sponsor will not apply to any Claim or Loss that arises from:

10.6.1	any willful misconduct, malpractice, negligent act or omission of Sponsor; or

10.6.2	any injury caused by Sponsor’s Study Drug(s) and/or devices, or Study procedures in connection with a PSO; or

10.6.3	a failure by Sponsor to comply with all relevant regulations and rules of the FDA or other governmental requirements, or failure to comply with current good clinical practice; or

10.6.4	negligence or willful misconduct by clinical study investigators.

10.7

EXCEPT AS SET FORTH IN THIS SECTION 10, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY IN ANY AMOUNT FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES. FURTHER, ANY STUDY COMPOUNDS PROVIDED TO OR ON BEHALF OF SPONSOR ARE EXPERIMENTAL AND ARE PROVIDED WITHOUT WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE, USAGE OF TRADE OR COURSE OF DEALING OR FITNESS FOR A PARTICULAR PURPOSE.

11.	LIABILITY INSURANCE

11.1

During the term of this Agreement, each party shall, at its sole cost and expense, maintain such policies of comprehensive general and professional liability insurance and other insurance as shall be adequate to insure against any Claim(s) for damages arising in connection with the performance hereunder.

11.2

Either party shall, at the other party’s request, have its insurance carrier for such insurance furnish a certificate that such insurance is in force, such certificate to indicate any deductible and/or self-insured retention and stipulate that such insurance will not be canceled while this Agreement is in effect without at least [***] prior written notice to the other party.

12.	SPONSOR’S RIGHT TO AUDIT

12.1

Audits. [***], Sponsor or its designee(s) will have the right during CE3’s normal business hours, without incurring any additional responsibilities under this Agreement, to audit, upon reasonable notice, CE3’s facilities, records and documentation (including, without limitation, Study and/or Project records, Investigator and/or Study site files, systems, operations, and standard operating procedures) related to CE3’s performance under this Agreement or PSOs. Sponsor or its designee(s) may conduct such audits during the term of this Agreement and for a period of up to [***] after completion of related Services.

12.2

Audit Findings & Follow-up. If Sponsor identifies any failure of CE3 in its performance of the Services in accordance with the applicable PSO, Sponsor will provide CE3 with written documentation of its findings

***Certain Confidential Information Omitted
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in connection with any such audit within [***] of the date on which the audit was completed. In the event that any such report includes findings alleging substantial deficiencies related to quality assurance, CE3 will develop an action plan, subject to Sponsor’s review and approval, to address all deficiencies at CE3’s expense (the “Action Plan”), unless CE3 may dispute in good faith the audit findings and elect, within [***] after such delivery, to hire a third party auditor (“the “Auditor”) to review the audit results. In such event, CE3 and Sponsor will select an Auditor for such purpose only upon written approval of both parties, and will equally divide the costs incurred in connection with the Auditor’s review; provided, however, that if the Auditor determines that CE3 had no reasonable basis for disputing Sponsor’s audit results, CE3 will pay all of the costs associated with the Auditor’s review. If the Auditor determines that Sponsor had no reasonable basis for the finding, Sponsor will pay all of the costs associated with the Auditor’s review.

12.3

Adherence to Audit Findings & Action Plan. Subject to section 12.2, CE3 will comply with all provisions stipulated in the audit report and/or Action Plan, including any provisional requirements, pursuant to any service provided under a PSO.

13.	GOVERNMENTAL INSPECTION

13.1

Subject to the provisions of section 13.2. below, during the term of this Agreement and/or the performance of any PSO, CE3 agrees, at Sponsor’s expense, including possible cost for CE3 personnel to prepare for audit, to permit representatives of the FDA and/or the duly authorized representative of a federal or international governmental, regulatory or administrative department or agency (“Regulatory Authority”) to examine at any reasonable time during normal business hours (and where applicable make copies of) (i) the facilities where the Services and/or Study are being performed; (ii) raw Study or Project data, including original subject records; and (iii) any other relevant information necessary to confirm that the Services are being performed in compliance with the Study protocol, this Agreement, and the applicable PSO, and with applicable laws and regulations.

13.2

Sponsor will be notified as soon practical in the event that CE3’s facilities or designated facilities or an IRB utilized in connection with any PSO are the subject of an inspection or the subject of an intended inspection by a Regulatory Authority which may involve the subject matter of this Agreement or any PSO. CE3 will provide Sponsor with the following data:

13.2.1	purpose of inspection;

13.2.2	name and credential number of Regulatory Authority personnel;

13.2.3	a copy of form(s) issued by the Regulatory Authority, if any; and

13.2.4	a copy of any communication to or from the Regulatory Authority.

13.3

In addition, unless otherwise required by law, CE3 will not permit any inspections involving a Study, Project, Confidential Information or Personal and Protected Health Information until further instructions are received from Sponsor or until Sponsor and the inspecting Regulatory Authority have reached an appropriate agreement. Unless otherwise required by law, no copies of a Study protocol, PSO other Confidential Information or Personal and Protected Health Information may be given by CE3 to the Regulatory Authority. CE3 shall use its best efforts to promptly notify Sponsor of any request for information during a regulatory inspection to allow Sponsor the option to authorize CE3 to disclose the requested information during such inspection. Otherwise, any request for such information is to be redirected to Sponsor. Further CE3 will notify Sponsor promptly of any governmental and/or regulatory action taken with respect to any aspect of a Study or Project.

14.	GENERAL

14.1

Advertising. Under no circumstances may one party use the name of the other party or the Study Drug, or any of its personnel, for promotional literature or advertising without the prior permission and approval of the other party. Notwithstanding the foregoing, in the event that either party may be required to use the

***Certain Confidential Information Omitted
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name of the other party in submissions to a Regulatory Authority, no prior consent for such use will be necessary.

14.2

Independent Contractors. CE3 will perform the Services under this Agreement only as an independent contractor and not as an agent, employee, joint venturer or partner of Sponsor, and nothing contained herein will be construed to be inconsistent with that relationship or status. This Agreement will not constitute, create, or in any way be interpreted as, a joint venture, partnership, or business organization of any kind. CE3 Personnel performing Services pursuant to any PSO hereunder are not nor will they be deemed to be at any time during the term of this Agreement employees or agents of Sponsor. CE3 will pay, when due, salaries, wages and other forms of compensation or reimbursement and all applicable federal, state and local withholding taxes and unemployment taxes, as well as social security, state disability insurance and all other payroll charges payable to, or on behalf of, CE3’s personnel working on any Project. No life, casualty, or disability insurance, or health, retirement or any other employment benefits will be paid by Sponsor to or for the benefit of CE3 or its personnel.

14.3

Notices. Any notice or other communication pursuant to this Agreement in writing and will be deemed to have been fully given when delivered by nationally-recognized overnight courier service or three (3) days after being mailed by United States registered or certified mail, postage prepaid and return receipt requested, to the following addresses or such other addresses as each party may provide in writing to the other party from time to time:

If to CE3:

CE3 Inc.

246 Goose Lane, Suite 202

Guilford, CT 06437

If to Sponsor:

Silverback Therapeutics

500 Fairview Ave N, #600

Seattle, WA 98109

14.4

Assignment. This Agreement may not be signed or subcontracted, in whole or in part, by either party without the prior written consent of other party; provided, however, that a party may assign this Agreement, without the prior written consent of the other party, to an entity who acquires all or substantially all of its business, whether through merger, reorganization or otherwise.

14.5

Governing Law/Venue. This Agreement in all respects be governed by, construed and enforced in accordance with the laws of the State of Delaware, regardless of its choice of law rules. Each party hereby specifically consents to the personal jurisdiction of the courts in the State of Connecticut or the State of Washington; provided that, in the event of a dispute concerning this Agreement, any suit, proceeding, arbitration or mediation will be brought: (a) by Sponsor only in a court or tribunal of competent jurisdiction in the State of Connecticut, or (b) by CE3 only in a court or tribunal of competent jurisdiction in the State of Washington.

14.6

Conduct. When interacting under this Agreement, neither CE3 nor Sponsor will commit any act of sexual harassment nor discriminate on the basis of sex, race, religion, national origin, disability, marital status, Veteran’s status and age. Each party will indemnify and hold harmless the other against and from any liability, losses, claims and expenses (including but not limited to attorneys’ fees) arising from any breach of the foregoing obligations.

14.7

Force Majeure. Neither party will be liable for any delay or failure to perform as required by this Agreement to the extent that such delay or failure to perform is caused by circumstances reasonably beyond the control of the party seeking relief under this section including, without limitation, labor disputes, accidents, any law, order or requirement of any governmental agency or authority, civil disorders or commotions, acts of aggression or terror, fire or other casualty, strikes, acts of God, explosions, or material shortages. Performance time will be considered extended for a period of time equivalent to the time lost

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because of any such delay or failure to perform; however, in any event, this extension of time will not exceed [***], at which time the non-affected party may terminate this Agreement or the applicable PSO, unless the parties agree otherwise in writing.

14.8

Headings/Counterparts. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original and all such counterparts together will constitute one agreement.

14.9

Amendments. No alteration, modification or other change to this Agreement will be binding on the parties except upon execution of a written amendment approved and signed by officers of CE3 and Sponsor. Any alteration, modification or other change to a PSO will require, to the extent required pursuant to such PSO, execution of either a change order (in a form mutually agreed upon by Sponsor and CE3), an amendment, or other written authorization, in accordance with the terms and conditions set forth in each PSO. Change orders and/or amendments will be executed by authorized representatives of CE3 and Sponsor. Each change order or amendment executed in accordance with this section 14.9 will be deemed to be incorporated into the applicable PSO. Any amendment or change order will become effective only upon execution thereof, unless the amendment or change order specifically sets forth a different effective date. Both parties agree to act in good faith to promptly identify, review and execute amendments and change orders.

14.10

Invalidity/Waiver. The terms of this Agreement will be severable so that if any term, clause, or provision hereof is deemed invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the remaining terms, clauses and provisions hereof, which will continue with full force and effect. The waiver by either party hereto of any breach of the terms and conditions hereof will not be considered a modification of any provision, nor will such waiver act to bar the enforcement of any subsequent breach.

14.11

Entire Agreement. This Agreement (including all PSOs and any other appendices, attachments, exhibits and/or purchase orders) constitutes the entire agreement between the parties with respect to the subject matter contained herein, and this Agreement supercedes all prior or existing understandings or agreements, written and oral, between the parties with respect to the subject matter contained herein. The parties intend for this Agreement to be a complete statement of the terms of their agreement, and no change or modification of any of the provisions of this Agreement will be effective unless it is in writing and signed by duly authorized representatives of CE3 and Sponsor. In the event of a conflict between the terms of this Agreement and any PSO, appendix, attachment, exhibit or purchase order entered into between the parties, the terms of the Agreement will govern, unless the PSO, appendix, attachment, exhibit or purchase order expressly states that it or a provision therein will govern notwithstanding a contrary provision contained in this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

CE3 Inc.	Silverback Therapeutics
Digitally signed by Timothy Garrelts
Date: 2020.01.21 11:54:22 -05’00’

By: /s/ Timothy Garrelts Chief Operating Officer	By: /s/ Jeffrey C. Pepe

Name: Timothy Garrelts	Name: Jeffrey C. Pepe

Title: Chief Operating Officer	Title: SVP, General Counsel

Date:	Date: January 21, 2020

Attachments: Exhibit A (Sample Project Specification Order)

***Certain Confidential Information Omitted
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EXHIBIT A

(Sample Project Specification Order)

PROJECT SPECIFICATION ORDER EFFECTIVE DATE XXX

TO MASTER SERVICES AGREEMENT

BETWEEN CE3, INC. AND SPONSOR NAME

PROJECT NAME: XXX

THIS Project Specification Order (“PSO”) is made and entered into as of DATE by and between CE3 INC. (“CE3”) and Sponsor Name (“Sponsor”). Capitalized terms used herein and not defined will have the meanings ascribed to them in the Master Services Agreement (as defined below).

WHEREAS, CE3 and Sponsor have entered into a Master Services Agreement effective DATE (the “Master Agreement”); and

WHEREAS, pursuant to the Master Agreement, CE3 has agreed to perform certain Services in accordance with PSOs from time to time entered into by the parties, as provided in the Master Agreement, and Sponsor and CE3 now desire to enter into such a PSO; and

WHEREAS, Sponsor desires that CE3 provide certain certain Services related to the investigational drug referred to as XXX, in accordance with the Study Protocol # XXX entitled, “STUDY TITLE” (the “Study”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

1.

Project Description. CE3 will perform services in accordance with the scope of services affixed hereto and made a part here of as Exhibit A and any other documents attached to this PSO (the “Project”).

CE3 and Sponsor Project Contacts: XXX

2.

Transfer of Obligations. Pursuant to 21 CFR 312.52, Sponsor hereby transfers to CE3 all of the obligations set forth in the Transfer of Obligations form attached hereto and made a part here of as Exhibit C. CE3 agrees to perform the transferred obligations. Any responsibilities not specifically set forth in Exhibit C as transferred to CE3 will remain the responsibility of Sponsor.

3.

Project Timeline/Duration. It is anticipated that the Project duration will be approximately XX months. The parties agree that any delay by Sponsor in taking any action or in delivering any documents, data, and/or records that the parties agree is required in order for CE3 to properly perform services hereunder will extend any affected dates or time intervals set forth in the project timeline by the length of any such delay.

4.	Compensation and Payment Schedule.

a.

Project Budget. For performance of the project in accordance with the Scope of Services, Sponsor will pay CE3 Service Fees and Pass-Through costs (“Total Project Cost”) in accordance with the Project Budget affixed hereto and made part hereof as Exhibit B.

b.

Payment Schedule for CE3 Services. The amounts set forth in the Project Budget will be paid upon Sponsor’s receipt of an invoice from CE3 in a frequency no greater than one invoice per month. CE3 will invoice on a time and materials basis. Upon execution of this PSO, Sponsor will pay CE3 a Startup Payment in the amount of XXX (#) percent (or $XXXX) of the Service fees as stated in the Project Budget. The Startup Payment will be reconciled against and subtracted from the final Project payment(s). Any change to the Project Assumptions, and/or Scope of Services, which will increase or decrease the Project Budget will be handled in accordance with section 5 of this PSO.

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c.

Payment Schedule for Pass-through Costs. Upon execution of this PSO, Sponsor will pay CE3 an initial payment of $XXXX to cover a portion of the pass-through costs stated in the Project Budget. Beginning [***] after this initial payment, CE3 will forecast the projected pass-through costs for the next two month period and invoice Sponsor if insufficient funds remain from the previous (initial) payment. This process will be repeated bi-monthly thereafter until study completion. CE3 will provide Sponsor with a final reconciliation of pass-through costs.

d.

Changes to Project Budget. Sponsor will not be liable for payment of any fees incurred by CE3 in excess of the “Total Project Cost” as defined in Exhibit B except pursuant to an amendment or other written agreement executed by Sponsor and CE3 in accordance with the provision of section 5 of this PSO. CE3 will act in good faith to promptly identify any changes in the Project, will track all changes, related costs and will notify Sponsor as soon as the change to the Project Budget is known.

e.

Invoice and Payment Instructions. If required for payment, Sponsor will provide CE3 with a purchase order (“PO”) shortly following execution of this PSO. CE3 will submit invoices and supporting documentation to Sponsor, which will include the PO number (if applicable), invoice amounts and associated description of services. CE3 will submit invoices to the following address, or such other address as Sponsor may subsequently designate by notice.

Sponsor Name

AP Address

Attn: Accounts Payable

All payments to CE3 will be sent to the following address or to such other address as CE3 may subsequently designate by notice:

CE3 Inc.

246 Goose Lane, Suite 202

Guilford, Ct 06437

Attn: Accounts Receivable

Or Via ACH

5.

Project Changes. No alteration, modification, amendment or change order to this PSO will be binding upon the parties unless written approval is granted by Sponsor and/or CE3 in accordance with the provisions of section 1.2 of the Master Agreement. Upon completion of the Project, Sponsor and CE3 will review a final reconciliation and negotiate in good faith any payments or reimbursements are due to either party before final payment will be made to CE3.

6.

Term and Termination. The term of this PSO will commence on the Effective Date and will continue until the Project completion provided, however, Sponsor may terminate this PSO or CE3’s participation in the Project in whole or in part prior to the completion of the Project upon 30 days written notice.

7.

Incorporation by Reference; Conflict. The provisions of the Master Agreement are incorporated by reference into and made a part this PSO. In the event of a conflict between the terms and conditions of this PSO and those of the Master Agreement, the terms of the Master Agreement will take precedence and control over those of this PSO.

***Certain Confidential Information Omitted
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IN WITNESS WHEREOF, the parties have caused this PSO to be duly executed as of the Effective Date.

Sponsor Name	CE3, Inc.

By:	By:

Name:	Name:

Title:	Title:

SAMPLE LIST OF EXHIBITS ATTACHED TO EACH PROJECT SPECIFICATION ORDER:

EXHIBIT A: SCOPE OF SERVICES

EXHIBIT B: PROJECT BUDGET

EXHIBIT C: TRANSFER OF OBLIGATIONS FORM

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